Exhibit 99.1

Contact:	Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS REPORTS
RECORD REVENUES AND PROFITS FOR SECOND QUARTER 2006
MEMPHIS, Tennessee (August 1, 2006) — Back Yard Burgers, Inc. (NASDAQ:BYBI) today announced results for the second quarter of 2006.
•	Total revenues for the 13-week period ended July 1, 2006, were $11,695,000, a record second quarter for the company and an increase of 8.9% over total revenues for the 13-week period ended July 2, 2005. Restaurant sales increased by 6.8% to $9,686,000 from $9,072,000 in the year-earlier period due primarily to the net addition of five company-operated restaurants and the divestiture of four lower-volume company-operated restaurants since July 2, 2005. Royalty and advertising fees rose by approximately 19% over the year-earlier period due to a net increase of 13 franchised restaurants since July 2, 2005.

Franchise and area development fees increased to $204,000 from $146,000 in the year-earlier period. The company opened five new franchised restaurants during the 13-week period ended July 1, 2006, compared with seven in the year-earlier period. The company cancelled three area development agreements during the second quarter of 2006 due to lack of development and recognized approximately $103,000 in area development fees as a result of these cancellations. These area development agreements represented commitments to develop 42 stores over the next six years, including a 37-store development agreement with Black Angus Burgers, Inc. The development agreement with Black Angus Burgers was originally executed in May 2002 and was for 40 stores.
•	The company also reported record second quarter net income for the 13-week period ended July 1, 2006. Net income for the 13-week period ended July 1, 2006, increased $172,000, or 42.6%, to $576,000, or $0.11 per diluted share, from $404,000, or $0.08 per diluted share, in the year-earlier period. The improvement in net income is primarily due to increased royalty fees from the net growth of 13 franchised locations since the July 2, 2005. The cancelled area development fees described above also had a positive impact on net income of approximately $67,000 (tax effected) for the 13-week period ended July 1, 2006.
•	For the second quarter of 2006, same-store sales for company-operated restaurants increased 0.4% from the comparable period in 2005, and same-store sales for franchised restaurants increased 1.8% for the same period. Year-to-date same-store sales for 2006 increased 1.6% for company-operated restaurants and increased 2.0% for franchised restaurants versus the comparable period in 2005.
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BYBI Reports Second Quarter Results

August 1, 2006
•	Total revenues for the 26-week period ended July 1, 2006, totaled $22,336,000 compared with $20,414,000 in the prior-year period. Net income for the 26-week period ended July 1, 2006, was $793,000, or $0.15 per diluted share, compared with $241,000, or $0.05 per diluted share, in the prior-year period. Net income for the 26-week period ended July 2, 2005, included a non-cash charge of approximately $358,000 (net of a tax benefit of $153,000) relating to the extension of the exercise date of certain stock options in January 2005.
•	Unit activity for the quarter included the opening of five franchised stores and the closing of three franchised stores. As of July 1, 2006, the company’s restaurant system comprised 174 units, including 42 company-operated stores and 132 franchised stores. Expansion plans for the remainder of 2006 include the opening of two company-operated stores and 12 to 15 franchised stores.
Back Yard Burgers operates and franchises quick-service restaurants in 21 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the number of company-operated and franchised restaurants the company anticipates opening during fiscal year 2006. Forward-looking statements are based upon estimates, projections, beliefs and assumptions of management at the time of such statements and should not be viewed as guarantees of future performance. Such forward-looking information involves important risks and uncertainties that could significantly impact anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements by or on behalf of the company. The factors that could cause our actual results to differ materially, many of which are beyond our control, include, but are not limited to, the following: delays in opening new stores or outlets because of weather, local permitting, and the availability and cost of land and construction; increases in competition and competitive discounting; increases in minimum wage and other operating costs; shortages in raw food products; volatility of commodity prices; consumer preferences, spending patterns and demographic trends; the possibility of unforeseen events affecting the industry generally, and other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission. Back Yard Burgers, Inc. disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.
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BYBI Reports Second Quarter Results

August 1, 2006
BACK YARD BURGERS, INC
Unaudited Consolidated Statements of Operations
(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	07/01/06	07/02/05	07/01/06	07/02/05
Revenues:
Restaurant sales	$9,686	$9,072	$18,618	$17,280
Franchise and area development fees	204	146	290	311
Royalty fees	1,245	1,038	2,380	1,969
Advertising fees	314	271	611	515
Other	246	210	437	339

Total revenues	11,695	10,737	22,336	20,414

Expenses:
Cost of restaurant sales	3,120	2,951	6,117	5,590
Restaurant operating expenses	4,646	4,275	8,936	8,270
General and administrative	1,634	1,579	3,382	3,633
Advertising	668	713	1,353	1,267
Depreciation and amortization	543	515	1,094	1,078
Gain on sale of assets	—	—	(162)	—

Total expenses	10,611	10,033	20,720	19,838

Operating income	1,084	704	1,616	576

Interest income	16	7	23	13
Interest expense	(198)	(104)	(387)	(212)
Other, net	(24)	(23)	(47)	(44)

Income before income taxes	878	584	1,205	333
Income tax provision	302	180	412	92

Net income	$576	$404	$793	$241

Income per share:
Basic	$0.11	$0.08	$0.16	$0.05

Diluted	$0.11	$0.08	$0.15	$0.05

Weighted average number of common shares and common equivalent shares outstanding:
Basic	5,022	4,806	4,982	4,798

Diluted	5,151	5,107	5,128	5,121

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